Exhibit 23

Pollard-Kelley Auditing Services, Inc
Auditing Services	3250 West Market St, Suite 307, Fairlawn, OH 44333 330-836-2558

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RE: EuroMedia Holdings Corp.
Form 10-SB

Ladies and Gentlemen:

We consent to the use in this Form 10-SB of our report on the financial statements of EuroCinema Corporation, with respect to the balance sheets of EuroCinema Corporation as of December 31, 2005 and 2004, and the related combined statements of income, changes in shareholders’ equity and cash flows for the two years ended December 31, 2005.

Very truly yours,
Pollard-Kelley Auditing Services, Inc.

/S/ Pollard-Kelley Auditing Services, Inc.

Fairlawn, Ohio
January 30, 2007